Agreement for Delivery and Licensed Use of WideTrial Bonus Dataset
(Data License 2 Agreement)

between WideTrial and Oncotelic

This Agreement is made and entered into on September 5, 2019 (the “Effective Date”), by and between WideTrial Inc., a corporation headquartered at 8 The Green, Suite 8298, Dover, DE 19901 (“WideTrial) (the “Licensor”), and Oncotelic Inc., headquartered at 29397 Agoura Rd. Ste 107, Agoura Hills, CA 91301 (“Oncotelic”) (the “Licensee”) (each a “Party”, collectively “Parties” to this bilateral Agreement).

WHEREAS, Licensor and Licensee intend to collaborate as Sponsor and Manufacturer, respectively, in a U.S. Expanded Access Program for treatment use of OT-101 in 25 or more cancer patients (“USEAPOT101”), as defined and agreed to under the Parties’ Investigational Product Supply and Use Authorization Agreement for OT-101 U.S. Expanded Access (“IPSUA”), and

WHEREAS, Licensor, in its ongoing activities, expects to generate clinical data from multiple sponsored Expanded Access programs in the future and will retain control over this data, subject to various specific agreements and Release Dates as negotiated between Licensor and the particular manufacturers, and

WHEREAS, Licensor intends to maintain a Bonus Dataset that comprises all captured clinical data from its sponsored Expanded Access Programs and is available for Licensor’s commercial use, including transfer, and

WHEREAS, Licensee desires to have access and license to Bonus Dataset from Licensor, subject to the terms and conditions of this Agreement, and

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1	“Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Regulatory Authority in any jurisdiction relevant to the collection and management of clinical trial data and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, The Federal Policy for the Protection of Human Subjects (“Common Rule”), the Health Insurance Portability and Accountability Act (“HIPAA”).

1.2	“Data License 1 Agreement” is the Agreement for Delivery and Licensed Use of Data Generated from OT-101 U.S. Expanded Access

1.3	“Expanded Access Program” or “EAP” means an FDA-authorized clinical trial for the treatment use of an Investigational Product in patients who are not candidates to participate in any research trial for the particular Investigational Product.

1.4	“EAP Dataset” shall mean the dataset generated from any particular Expanded Access Program sponsored by WideTrial and whose availability and transferability is determined through negotiated agreement and release dates with the particular manufacturer.

1.5	“Health Insurance Portability and Accountability Act of 1996” or “HIPAA” is the U.S. regulation of healthcare-related data privacy described in the Code of Federal Regulations Title 45, Parts 160 and 164.

1.6	“Investigational New Drug Filing”, or “IND” is a required written claim of exemption from the Food, Drug, and Cosmetic Act prohibition on interstate delivery of investigational therapeutics for pre-market use in humans, for authorized research programs or treatment-use programs. For this Agreement, “The IND” or “The INDs” shall refer to the specific filing(s) submitted by the Sponsor to FDA for 30-day authorization of The Expanded Access Program.

1.7	“IPSUA” is the Investigational Product Supply and Use Authorization Agreement for OT-101 U.S. Expanded Access, the definitive Agreement of terms and conditions for Licensee’s -in the capacity of Manufacturer- provision of Investigational Drug supply for USEAPOT101.

1.8	“Personally Identifiable Information” or “PII” means data that directly or indirectly could be used to identity individuals in association with sensitive personal information. e.g. Name, social security number, address, medical record number.

1.9	“Protected Health Information” or “PHI” is individually identifiable health information created by health care providers, as defined in the HIPAA Privacy Rule.

1.10	“Privacy Rule” is the set of requirements under HIPAA defining the permitted capture and electronic transfer of Protected Health Information in clinical programs including Expanded Access Programs, codified in 45CFR160 and 45CFR164 Subparts A and E.

1.11	“Protocol” is the clinical plan for Expanded Access, including eligibility criteria, treatment regimen, and data capture, included in The IND(s) for the particular study population and authorized by FDA and IRB(s).

1.12	“Publication Date” is the earlier of (a) the date of Licensee’s first publication of clinical results of the EAP or (b) 12 months following the completion of the program.

1.13	“Release Date” is the date a particular EAP dataset becomes available for WideTrial’s commercial use and disclosure; it is also the date upon which the data from a particular EAP dataset shall be added to the Bonus Dataset.

1.14	“The Bonus Dataset” means the deliverable dataset contemplated by this Agreement, consisting of all clinical data that is available for release, subject to limitations described in Section 3.2.

1.15	“USEAPOT101” shall mean the U.S. Expanded Access Program contemplated in the Investigational Product Supply and Use Authorization Agreement for OT-101 U.S. Expanded Access (IPSUA)”

2	Intellectual Property Ownership. Licensee acknowledges that, as between Licensee and Licensor, Licensor owns all right, title, and interest, including all intellectual property rights, in the Bonus Dataset. Licensee further acknowledges that: (a) the Bonus Dataset is an original compilation protected by United States copyright laws, (b) the Bonus Dataset is trade secret, and (c) Licensor has dedicated substantial resources to collect, manage, and compile the Bonus Dataset. Licensee agrees that it will be considered a material breach by Licensee under this Agreement if Licensee contests any of Licensor’s right, title, or interest in or to the Bonus Dataset, including without limitation, in a judicial proceeding anywhere throughout the world. Subject to the above and the Permitted Use as defined in Section 4.3 of this Agreement, Parties agree that derivative work products created by licensee through use of the Bonus Dataset, i.e. statistical analysis/ AI modeling tools, shall belong to Licensee.

3	Delivery and Content of Data

3.1	Delivery. Licensee shall be provided a password-permissioned link which allows download of a prepared export file of the most up-to-date version of the Bonus Dataset, subject to limitations described in Section 3.2. Export file will be updated, with notification sent to Licensee within 30 days of every Release Date of additional data in the Bonus Dataset.

3.2	Scope of Bonus Dataset. Bonus Dataset shall consist of all captured, legally transferable clinical trial data from WideTrial-sponsored EAPs until the Dataset includes data from at least 1000 total patients, of which at least 500 are in EAPs for cancer treatment.

3.3	Content. Bonus Dataset shall include the following:

3.3.1	All captured clinical trial data to include, as available from each EAP and as permissibly transferred under Applicable Law and EAP-specific data licenses, including baseline clinical assessment and score, interim and ending clinical assessment and score, adverse event log, and -as available- imagery, biomarkers, and lab tests captured throughout treatment period under patient’s standard of care and according to the particular EAP protocol.

3.3.2	Relative time intervals (or actual calendar dates) for baseline date, treatment date and recorded event dates, as available under Privacy Rule and program-specific Data Use Agreements

3.3.3	Patient-specific unique identification code mapped to each patient-level line item.

3.4	Limitations

3.4.1	No PII. Safety event processing forms -including medical narratives – which are considered “Safety Addendums” in Data License 1 may be excluded from the Bonus Dataset due to the non-transferability of Personally Identifiable health Information (PII) without study-specific patient authorization.

3.4.2	Limited PHI. The transferability of Protected Health Information (PHI) will be subject to determinations of de-identification and EAP-specific Data Use Agreements, as required under HIPAA Privacy Rule and IRB authorizations, and therefore may impact the volume and timing of data provided at the Tier 1 level of data granularity.

3.5	Compliance with Privacy Rule. Licensee warrants that it understands HIPAA definition for Protected Health Information (PHI) and that receipt of datasets that may include PHI requires, at minimum, a “Data Use Agreement” as composed in Section 3.4.1.

3.5.1	Data Use Agreement. As required by 45 CFR 164, Licensee hereby agrees to the following covenants of data privacy regarding the Bonus Dataset:

3.5.1.1	Licensee is not permitted to use or further disclose the Limited Data Set in a way that, if done by the Health Care Provider, would violate the Privacy Rule.

3.5.1.2	Licensee will use appropriate safeguards to prevent the use or disclosure of the information, except as provided for in the Agreement, and report to the Licensor any uses or disclosures in violation of the Agreement of which the Licensee becomes aware.

3.5.1.3	Licensee will hold any agent or subcontractor to the standards, restrictions, and conditions stated in this Data Use Agreement with respect to the information.

3.5.1.4	Licensee will not use the Dataset for attempts to identify or contact any of the patients involved in the EAP.

4	License

4.1	License Grant. Subject to the conditions set forth in Section 4.2 of this Agreement and Licensee’s compliance with all other terms of this Agreement, Licensor hereby grants Licensee a perpetual, non-transferable, non-exclusive license to use the Bonus Dataset for Licensee’s Permitted Use as defined in Section 4.3 of this Agreement.

4.2	Conditions. The License is subject to the following conditions:

4.2.1	Data License 1 has not been terminated due to Licensee’s non-payment of fees, and

4.2.2	Licensee, in its capacity as Manufacturer for USEAPOT101, has neither stopped nor suspended supply, nor -for any other reason- unilaterally terminated USEAPOT101 prior to the enrollment of 25 patients, and

4.2.3	USEAPOT101 has not been terminated due to safety-related issues prior to enrollment of 25 patients.

4.3	Permitted Use. The Permitted Use of the Bonus Dataset is the internal research, development, and training of Licensee’s quantitative analysis systems which may include -without limitation- disease models, covariate analysis, and biomarker discovery and may serve to inform internal decision making. Permitted Use does not include further disclosure of any portion of the Bonus Dataset at any level of granularity. Intellectual property obtained from Permitted Use shall belong to Licensee.

4.4	Restricted Use. Licensee shall only use the Bonus Dataset for the Permitted Use and shall not disclose, release, distribute, or deliver the Bonus Dataset, or any portion thereof, or any derivation thereof to any third party without Licensor’s prior written consent. Any purpose or use not specifically authorized herein is prohibited unless otherwise agreed to in writing by Licensor. Without limiting the foregoing and except as otherwise expressly set forth in this Agreement, Licensee shall not at any time, directly or indirectly: (i) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the Bonus Dataset; (iii) publish, enhance, or display any compilation or directory based upon information derived from the Bonus Dataset; or (vi) use the Bonus Dataset in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of any person, or that violates any applicable law.

4.5	Reservation of Rights. Licensor reserves all rights not expressly granted to Licensee in this Agreement.

5	Disclaimer of Warranties. The Bonus Dataset is provided “As Is” and Licensor hereby disclaims all warranties, whether express, implied, statutory, or otherwise. Licensor specifically disclaims all implied warranties of merchantability, fitness for a particular purpose, title, and non-infringement, and all warranties arising from course of dealing, usage or trade practice, Licensor makes no warranty of any kind that the Bonus Dataset, or any products or results of its use, will meet Licensee’s or any other person’s requirements, operate without interruption, achieve any intended result, be compatible or work with any software, system, or other services, or be free of harmful code or errors.

6	Exclusion of Liability. Subject to the indemnification obligations set forth in Section 7, in no event shall either Party be liable (including without limitation, contract, and tort liability) for any indirect, incidental, punitive, exemplary, special or consequential damages, loss of profit, or costs of substitute services suffered by the other Party or any third party, however caused, regardless of the theory of liability, whether in contract, tort, product liability or otherwise.

7	Indemnification

7.1	Licensee Indemnification: Licensee shall hold harmless, indemnify, and defend Licensor from and against any claim, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees (collectively, “Loss”), arising out of any third party claim resulting from the use of the misuse of Bonus Dataset provided that Licensee’s obligation to hold harmless, indemnify and defend as aforesaid shall be proportionately reduced and shall not apply to the extent that such Loss is the result of Licensor’s act of fraud, negligence or willful misconduct or breach of Applicable Law, and further provided that Licensee is notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification and has full control of any disposition or settlement of such claim, and Licensor and everyone on its behalf has fully cooperated with Licensee regarding such disposition or settlement; provided however that Licensee shall not dispose or settle any claim admitting liability on the part of Licensor without its prior consent, which consent shall not be unreasonably withheld.

7.2	Licensor Indemnification. The Licensor shall hold harmless, indemnify, and defend Licensee for any Loss arising out of: (i) Licensor’s own or any of its representatives’ or agents’ act of fraud, negligence or willful misconduct (ii) breach of this Agreement (iii) failure to manage the data according to HIPAA Privacy Rule; (iv) breach of Applicable Law or regulation, provided that Licensor’s obligation to hold harmless, indemnify and defend as aforesaid shall be proportionately reduced and shall not apply to the extent that such Loss is the result of Licensee’s act of fraud, negligence or willful misconduct or breach of Applicable Law, and further provided that the Licensor is notified in writing as soon as practicable under the circumstances of any complaint or claim and has full control of any disposition or settlement of such claim, and Licensee and everyone on its behalf has fully cooperated with the Licensor regarding such disposition or settlement; provided however that the Licensor shall not dispose or settle any claim admitting liability on the part of Licensee without its prior consent, which consent shall not be unreasonably withheld.

8	Term & Termination

8.1	The Term of this Agreement shall commence on the Effective Date of this Agreement.

8.2	The Licensor may terminate this Agreement, with revocation of License, in the event of either of the following:

8.2.1	Licensee’s material breach of Data License 1 Agreement

8.2.2	Licensee’s material breach of this Agreement

8.3	The Parties may terminate this Agreement by Mutual Consent.

8.4	Obligations after Termination and Wind-Down Activities. Upon notification of termination, the Parties agree to cooperate with each other to ensure an orderly wind-down of the Services and discharge of their respective obligations under this Agreement and applicable Law (“Wind-Down Activities”):

8.5	Survival. Sections 1, 2, 5, 6, 7, 8, 10, and 11 shall survive the termination of this Agreement howsoever caused.

9	Force Majeure

9.1	No Party shall be considered to be in breach of this Agreement if it is prevented from fulfilling its obligations under this Agreement by Force Majeure, if instructed by regulatory or by law, or as a matter of safety.

9.2	Each Party will notify the other Party of any Force Majeure without undue delay.

10	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A without regard for conflict of laws principles. The Parties consent to the exclusive jurisdiction and venue of the competent courts in Delaware, U.S.A.

11	Miscellaneous

11.1	Assignment. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempt to assign without compliance with this provision shall be void.

11.2	Entire Agreement. This Agreement, with all forthcoming Exhibits, in conjunction with the IPSUA and Data License 1 Agreement, constitute the entire scope of Agreement and understanding between the parties. It supersedes all prior discussions (whether oral or written) between the parties with regards to the subject matter, and neither party will be bound by conditions, definitions, warranties, understandings, or representations concerning such subject matter except as provided in this Agreement. This Agreement can only be modified by written Agreement duly signed by persons authorized to sign Agreements on behalf of both Manufacturer and Sponsor. In the event of any inconsistency between the terms of this Agreement and any attached Exhibits, the terms of this Agreement will prevail.

11.3	Waiver. The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect. All waivers of the terms of this Agreement shall be in writing.

11.4	Severability. Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected thereby.

11.5	Titles. All titles and articles headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

The undersigned have executed this Agreement as of the day and year noted below.

Oncotelic Inc.		WideTrial Inc.

Signature:	/s/Vuong Trieu	Signature:	/s/Jess Rabourn

Name:	Vuong Trieu	Name:	Jess Rabourn

Title:	CEO	Title:	CEO

Date:	9/5/2019	Date:	9/5/2019